                                       EXHIBIT 11.1
             STATEMENT RE: COMPUTATION OF HISTORICAL EARNINGS PER COMMON SHARE
                             PROFFITT'S, INC. AND SUBSIDIARIES
                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                   Three Months Ended       Six Months Ended
                                                   ---------------------   -------------------
                                                    8/2/97    8/3/96      8/2/97     8/3/96
                                                   --------  --------    --------   -------
PRIMARY:
Average shares outstanding                         28,041     23,445      27,882     23,162
Net effect of dilutive stock options -
   based on the treasury stock method
   using average market price                         822        828         805        708
                                                   -------    -------     -------    -------
Primary weighted average common shares             28,923     24,273      28,687     23,870
                                                   =======    =======     =======    =======

Income before extraordinary loss                 $  6,378   $  3,533    $ 16,922   $  9,841
Less preferred dividends                                        (308)                  (796)
Less payment for  early conversion of
   preferred stock                                            (3,032)                (3,032)
                                                   -------    -------     -------   -------
Income available to common shareholders
   before extraordinary loss                        6,378        193      16,922      6,013
Extraordinary loss                                 (1,120)                (1,120)
                                                   -------    -------     -------   -------
Net income available to common shareholders      $  5,258    $   193    $ 15,802    $ 6,013
                                                   =======    =======     =======   =======
Earnings  per common share before
   extraordinary loss                            $   0.22    $  0.01    $   0.59    $  0.25
Extraordinary Loss                                  (0.04)                 (0.04)
                                                   -------    -------    --------   -------
Primary earnings  per share                      $   0.18    $  0.01    $   0.55    $  0.25
                                                   =======   =======     =======    =======

On June 28, 1996, the Company converted 600 shares of Series A
Preferred Stock ("preferred stock") into 1,422 shares of Proffitt's, Inc. common stock. In order to complete this early conversion of the preferred stock, the Company paid $3,032 to the holder of the preferred stock.

Primary earnings per share are based on earnings available to common shareholders (net income reduced by preferred stock dividends and payment for early conversion) and the weighted average number of common shares and equivalents (stock options) outstanding. Common stock issued on June 28, 1996 for the conversion of preferred stock has been included in the weighted average number of shares outstanding subsequent to that date.

On August 20, 1997 the Company's Board of Directors approved a 2-for-1 stock split of the outstanding shares of the Company's Common Stock. The split will be effected in the form of a stock dividend and entitles each shareholder to receive one additional share for each outstanding share of Common Stock held of record as of the close of business on October 15, 1997. Primary earnings-per-share restated to give effect to the split, would have been $.09 and $.00 for the three month periods ended August 2, 1997 and August 3, 1996, respectively and $.28 and $.13 for the six month periods ended August 2, 1997 and August 3, 1996 respectively.

                                 EXHIBIT 11.1 (continued)
             STATEMENT RE: COMPUTATION OF HISTORICAL EARNINGS PER COMMON SHARE
                             PROFFITT'S, INC. AND SUBSIDIARIES
                           (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   Three Months Ended       Six Months Ended
                                                   ---------------------   -------------------
                                                    8/2/97    8/3/96      8/2/97     8/3/96
                                                   --------  --------    --------   --------
FULLY DILUTED:
Average shares outstanding                          28,041    23,445      27,882     23,162
Net effect of dilutive stock options -
   based on the treasury stock method
   using year-end market price if higher
   than average price                                1,110       828       1,110        802
Assumed conversion of preferred stock                            844                  1,133
                                                    -------   -------     -------   --------
Fully diluted weighted average common shares        29,151    25,117      28,992     25,097
                                                    =======  =======     =======     ========
Income  before extraordinary loss                  $ 6,378   $ 3,533     $16,922    $ 9,841
Extraordinary loss                                             1,120                  1,120
                                                    -------  -------     -------    -------
Adjusted net income                                $ 5,258   $ 3,533     $15,802    $ 9,841
                                                    =======  =======     =======    =======
Fully diluted earnings per common
   share before extraordinary loss                 $  0.22   $  0.14     $  0.58    $  0.39
Extraordinary loss                                   (0.04)                (0.03)
                                                     -------  -------    --------   --------
Fully diluted earnings per share                   $  0.18   $  0.14      $  0.55   $  0.39
                                                     =======  =======    ========   ========

As a result of the June 28, 1996 preferred stock conversion and as required by generally accepted accounting principles, fully diluted earnings per share have been presented for the periods shown based upon an "as if the 1,422 shares issued in the conversion were outstanding from the beginning of the period" basis.

On August 20, 1997 the Company's Board of Directors approved a 2-for-1 stock split of the outstanding shares of the Company's Common Stock. The split will be effected in the form of a stock dividend and entitles each shareholder to receive one additional share for each outstanding share of Common Stock held of record as
of the close of business on October 15, 1997.    Fully diluted
earnings-per-share restated to give effect to the split, would have been $.09 and $.07 for the three month periods ended August 2, 1997 and August 3, 1996, respectively and $.27 and $.20 for the six month periods ended August 2, 1997 and August 3, 1996 respectively.